Exhibit 99.1

GRIFOLS TO ACQUIRE TALECRIS BIOTHERAPEUTICS CREATING A WORLD LEADING PROVIDER OF LIFE-SAVING PLASMA PROTEIN THERAPIES

  The combination of Grifols and Talecris will create a diversified, global provider of life-saving and life enhancing plasma protein therapeutics built on the strong global presence of Grifols and the established position of Talecris in United States and Canada.

  The merger accelerates key strategic initiatives for both Talecris and Grifols as it creates a more efficient platform for manufacturing, innovation and global sales and marketing.

  Combining the expertise of both companies will build upon their individual legacies of patient commitment, growth and innovation while increasing the availability of high quality plasma protein therapies for patients worldwide.

Barcelona, Spain and Research Triangle Park, N.C., June 7, 2010  – Grifols (GRF.MC) a global healthcare company and leading producer of plasma protein therapies, and Talecris (NASDAQ: TLCR) a U.S.-based biotherapeutics products company, today announced that they have signed a definitive agreement through which Grifols will acquire Talecris for a combination of cash and newly issued Grifols non-voting shares having an aggregate value today of approximately $3.4 billion (€2.8 billion), creating a global leader of life-saving and life enhancing plasma protein therapeutics.

The combination of Grifols and Talecris will create a vertically integrated and diversified international plasma protein therapies company, bringing together complementary geographic footprints and products, as well as increased manufacturing scale. Grifols’ leading global footprint will benefit from Talecris’ strong presence in the United States and Canada. Grifols’ available manufacturing capacity will enable Talecris to increase production in the near term.  As a result, the combined company will be better able to meet the needs of more patients with under-diagnosed disease states around the world.

In addition, upon completion of the transaction, the combined company will have:

  the ability to derive more protein therapies from every liter of plasma,  enhancing access and availability for patients, and optimizing use of collected plasma;
  an established plasma collection operation capable of meeting the combined company’s needs to address increasing patient demand  and an accelerated path to improving the cost efficiency of the Talecris plasma platform;
  a broad range of key products addressing a variety of therapeutic areas such as neurology, immunology, pulmonology and hematology, among others;
  an enhanced R&D pipeline of complementary products and new recombinant projects that will drive sustainable growth;
  a well established clinical research program in the U.S.

Grifols Chairman and CEO Victor Grifols commented, “The acquisition of Talecris furthers our vision to better serve patients and health care professionals with innovative products, a strong clinical research capability and new research into recombinant therapies. We look forward to combining the strengths of both companies to improve the quality of the lives of patients around the world, while positioning the enlarged group for long term profitable growth.”

Talecris Chairman and CEO Lawrence D. Stern commented, “We believe that Grifols’ well-established reputation, know-how and expertise will enable the combined entity to meet the needs of more patients. Our employees will benefit from the opportunities available to them as part of a larger, global organization committed to the expansion of Talecris’ existing business, the development of our pipeline products, and the maintenance of our culture of compliance and quality. Importantly, our stockholders will realize a compelling premium and benefit from the ability of the combined business to accelerate key gross margin improvement opportunities within Talecris.”

Financial Details and Closing Conditions

Grifols will acquire all of the common stock of Talecris for $19.00 in cash and 0.641 newly-issued non-voting Grifols’ shares for each Talecris share. Based on the closing price of Grifols’ ordinary shares as of June 4th 2010 and prevailing Euro-Dollar exchange rates, this represents an implied price of $26.16 per Talecris share, which constitutes a premium of 53% to the average closing price of Talecris common stock over the last 30 days. The total implied offer value for Talecris is $3.4bn (€2.8bn) and the resulting transaction value, including net debt, is approximately US$4.0 billion (€3.3 billion).

The newly-issued non-voting Grifols shares will be listed on the NASDAQ Global Market and the Mercado Continuo (Spain) and will carry the same dividend and economic rights as Grifols’ ordinary shares. The Boards of Directors of both Grifols and Talecris have unanimously approved the transaction and recommended it to their respective shareholders.

The acquisition is expected to generate approximately $230 million in operating synergies from a more efficient plasma collection network, optimized manufacturing sales, marketing and R&D, which Grifols expects to realize over the next four years with an associated one-time cost of $100 million. The transaction is expected to be accretive to earnings in the first year and produce meaningful accretion from year two. The combined company will have pro-forma annual revenues of approximately $2.8 billion with 58% coming from North America, 28% from Europe and 14% from the rest of the world.

The transaction’s financing is fully committed by a syndicate led by Deutsche Bank, Nomura, BBVA, BNP Paribas, HSBC and Morgan Stanley. The merger agreement has no financing contingency. After the transaction, Grifols anticipates that its initial net debt to EBITDA ratio will reach approximately five times. Grifols expects the combined company to generate significant free cash flow over the near term, which together with the synergies will enable it to reduce leverage rapidly. Grifols expects a progressive reduction in debt ratios to approximately three times EBITDA by year-end 2012 and below two times by year-end 2014 even as key capital programs are sustained.

The transaction is subject to customary closing conditions, including antitrust and regulatory review, and requires the approval of each company’s shareholders. The leading shareholders of Grifols have agreed to vote their shares in favor of the transaction and an affiliate of Cerberus Capital Management, L.P., which owns approximately 49% of the outstanding Talecris common stock, has entered a similar agreement.  The transaction is expected to close in the second half of 2010.

Conference Call/Webcast

Grifols will be conducting an analyst and investor call at 10:00 CET / 04:00 EDT. The call can be accessed by the dial-in numbers below or via webcast on www.grifols.com and www.talecris.com. The call dial-in is +34-91-414-25-33 within Europe, +1-517-345-9004 within the U.S and +44-20-7108-6370 within the UK. The pin code is: 5476891. The passcode is GRIFOLS.

A replay of the analyst and investor call will be available at www.grifols.com and www.talecris.com approximately 45 minutes after the end of the call.

For U.S.-based analysts and investors, there will be a second conference call with Talecris and Grifols at 14:30 CET / 08:30 EDT for those unable to participate in the earlier call. The dial-in numbers are the same as above, as is the passcode, but the pin code will be: 5476904.

Advisors

Nomura and BBVA are serving as financial advisors to Grifols, and Morgan Stanley, Citi and Natixis are serving as financial advisor to Talecris.  Legal counsel for Grifols is Osborne Clarke S.L.P. and Proskauer Rose LLP and for Talecris is Wachtell, Lipton Rosen & Katz, Arnold & Porter LLP and Uria Menéndez.  Schulte Roth & Zabel LLP acted as advisor to Cerberus.

About Grifols

Grifols is a Spanish holding company specialized in the pharmaceutical-hospital sector and is present in more than 90 countries. Since 2006, the company has been listed on the Spanish Stock Exchange (“Mercado Continuo”) and is part of the Ibex-35. Grifols researches, develops, manufactures and markets plasma derivatives, IV therapy, enteral nutrition, diagnostic systems and medical materials.

About Talecris: Inspiration. Dedication. Innovation.

Talecris Biotherapeutics is a global biotherapeutic and biotechnology company that discovers, develops and produces critical care treatments for people with life-threatening disorders in a variety of therapeutic areas including immunology, pulmonology, neurology, critical care, and hemostasis.

MEDIA CONTACTS

Spain

Raquel Lumbreras Lanchas                                  +34  659 57 21 85

Borja Gómez Vázquez                                           +34 650 40 22 25

Grifols' press office (Spain)

Juan Francés Mondragón                                     +34 679 96 23 82

Estudio de Comunicación

International

Brunswick Group – London                                   +44 20 7404 5959

Jon Coles / Will Carnwath

Brunswick Group – New York                               +1 212 333 3810

Stan Neve / Greg Faje

INVESTOR CONTACTS

Grifols

Nuria Pascual / Olga Santos                                 +34 93 571 0221

Talecris

Drayton Virkler                                                        +1 919 316 2356

Disclaimer

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially.  These factors include but are not limited to: the unprecedented volatility in the global economy; the risk that the future business operations of Talecris or Grifols will not be successful; the risk that we will not realize all of the anticipated benefits from the acquisition of Talecris; the risk that customer retention and revenue expansion goals for the Talecris transaction will not be met and that disruptions from the Talecris transaction will harm relationships with customers, employees and suppliers; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which Grifols or Talecris may become a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including savings from restructuring actions; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of and Talecris’ Annual Report on Form 10-K for the year ended December 31, 2010, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the Securities and Exchange Commission.  Neither Grifols nor Talecris assume any obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

The proposed merger transaction involving Grifols and Talecris will be submitted to the stockholders of Talecris for their consideration.  In connection with the proposed merger, Grifols will file with the SEC a registration statement on Form F-4 that will include a joint proxy statement of Grifols and Talecris.  Talecris will mail the joint proxy statement/prospectus to its stockholders.  Talecris urges investors and security holders to read the joint proxy statement/prospectus regarding the proposed transaction when it becomes available because it will contain important information regarding Grifols, Talecris and the proposed business combination.  You may obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Talecris, without charge, at the SEC’s website (http://www.sec.gov).  You may also obtain these documents, without charge, from Talecris’ website, http://www.talecris.com, under the tab “Investor Relations” and then under the heading “Financial Information and SEC Filings.”  Grifols will also file certain documents with the Spanish Comision Nacional del Mercado de Valores (the “CNMV”) in connection with its shareholders’ meeting to be held in connection with the proposed business combination, which will be available on the CNMV’s website at www.cnmv.es.

Grifols, Talecris and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the respective stockholders of Grifols and Talecris in favor of the merger.  Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the respective stockholders of Grifols and Talecris in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC.  You can find information about Talecris’ executive officers and directors in its Form S-4 filed with the SEC on April 13, 2010.  You can obtain free copies of this document from Talecris’ website.